EXHIBIT 99.1

The Joint Corp. Reports 2015 Second Quarter Financial Results

Adds 25 Company-Owned or Managed Clinics Year to Date Through July 31, Including First Greenfield Clinic in July

SCOTTSDALE, Ariz., Aug. 13, 2015 (GLOBE NEWSWIRE) -- The Joint Corp. (NASDAQ:JYNT), a national healthcare operator and franchisor of chiropractic clinics, today reported financial results for the quarter ended June 30, 2015.

Second Quarter 2015 Results Highlights

  Revenues increased 98% in the second quarter to $3.4 million, as compared to the same quarter last year
  System wide Comp Sales1 for the second quarter increased by 35%
  262 total clinics in operation as of June 30, 2015, an increase of nine clinics from March 31, 2015, and an increase of 47 clinics from June 30, 2014
  Company-owned or managed clinics increased to 23 through June 30, 2015
  Opened first greenfield clinic in Tucson, Ariz. in July, and signed leases to build greenfield clinics in Chicago, Los Angeles and Orange County, Calif.
  Appointment of James Edwards, D.C. as Chief Chiropractic & Compliance Officer re-affirms the Company's commitment to strong standards for safety and effectiveness across its system. Dr. Edwards is former chairman of the Board of Governors of the American Chiropractic Association and past president of the Kansas State Board of Chiropractic

"We are very pleased with the progress we made during the quarter. We added 11 company-owned or managed clinics in the second quarter, bringing the total number of clinics opened at June 30, 2015, to 262, which helped generate strong year over year revenue growth in the quarter," remarked John B. Richards, chief executive officer of The Joint Corp. "We opened our first greenfield clinic in July and are executing well against our strategy of becoming the leader in the national market for core chiropractic adjustment services through the development of conveniently located, private pay, cash/credit cards-only, clinics that truly provide affordable and convenient care."

Mr. Richards continued, "Our recent acquisition of a managed unit in upstate New York, together with the acquisition of the regional developer license for New York State sets the stage for further expansion in the northeast, including the country's number one metropolitan statistical area (MSA), New York. Consistent with our expansion and penetration strategy, I am delighted to announce at this time that the company will be entering the country's third largest MSA, Chicago. We have executed leases in this critical market and expect to open a number of managed clinics in the Chicago area during 2015."

Second Quarter 2015 Financial Results

Revenues for the second quarter of 2015 increased 98% to $3.4 million from $1.7 million in the second quarter of the prior year due to organic growth as well as the acquisition of 23 company-owned or managed clinics through June 30, 2015 and an increase in the number of franchised clinics from 215 at June 30, 2014, to 239 at June 30, 2015. Revenue growth was partially offset by a reduction in initial franchise fees as the result of fewer franchised clinics opening during the second quarter of 2015 compared to the same quarter the previous year.

Total cost of revenues in the second quarter of 2015 increased 43% due primarily to increased regional developer commissions on franchise license terminations in the quarter. Total cost of revenues as a percentage of sales decreased to 23% in the second quarter of 2015 from 32% in the second quarter last year due to the addition of revenue in 2015 from company-owned or managed clinics, along with lower regional developer commissions from fewer clinics opened during the period.

Selling and marketing expenses increased to $0.8 million in the second quarter of 2015 compared to $253,612 in the second quarter last year due to increased advertising fund expense as the Company continues to roll out its national marketing campaign.

General and administrative expenses increased to $3.4 million in the second quarter of 2015, compared to $1.1 million in the second quarter of 2014, due to an increase in the number of employees to support the company's growth initiatives, an increase in professional fees for both acquisition related expenses and public company operations, and to a lesser extent, an increase in occupancy costs primarily due to the acquisition of franchises.

Depreciation and amortization expenses increased for the first quarter of 2015, compared to the same period last year due to the addition of fixed assets and intangible assets relating to acquisitions of franchises and regional developer rights.

Operating loss in the second quarter of 2015 was $(1.8) million, compared to an operating loss of $(0.2) million in the second quarter of 2014. Net loss in the second quarter of 2015 was $(1.9) million, or $(0.19) per share, compared to a net loss of $(133,749) or $(0.03) per share, in the same quarter last year.

Adjusted EBITDA in the second quarter of 2015 was ($1.3) million, compared to ($0.2) million in the same quarter the prior year.

As of June 30, 2015, cash and cash equivalents were $12.6 million, compared to $20.8 million at December 31, 2014.

2015 Financial Guidance

The Joint Corp. is re-affirming full year 2015 guidance as indicated below:

  Total revenues in the range of $13 million to $14 million
  Adjusted EBITDA loss in the range of $(7.1) million to $(7.5) million.
  Net new clinic openings in the range of 65 to 75, including 38 to 42 company-owned or managed clinics and 45 to 55 franchised clinics.

Conference Call

The Joint Corp. management will host a conference call at 11:00 a.m. ET on Friday, August 14, 2015 to discuss results for the 2015 second quarter. The conference call will be accessible by dialing 844-464-3931 (U.S.) or 765-507-2604 (international), and referencing 89641035. A live webcast of the conference call will also be available on the investor relations section of the company's website at www.thejoint.com.

An audio replay will be available two hours after the conclusion of the call through August 21, 2015. The replay can be accessed by dialing (855) 859-2056 or (404) 537-3406. The passcode for the replay is 89641035.

Non-GAAP Financial Information

This earnings release includes a presentation of EBITDA and Adjusted EBITDA, which are non-GAAP financial measures. EBITDA and Adjusted EBITDA are presented because they are important measures used by management to assess financial performance, as management believes they provide a more transparent view of the Company's underlying operating performance and operating trends. Reconciliations of net loss to EBITDA and Adjusted EBITDA are presented within the tables below. The company defines adjusted EBITDA as EBITDA before acquisition-related expenses, as well as stock-based compensation expense. The company defines EBITDA as net income (loss) before net interest, taxes, depreciation and amortization expense.

EBITDA and Adjusted EBITDA do not represent and should not be considered alternatives to net income or cash flows from operations, as determined by accounting principles generally accepted in the United States, or GAAP. While EBITDA and Adjusted EBITDA are frequently used as measures of financial performance and the ability to meet debt service requirements, they are not necessarily comparable to other similarly titled captions of other companies due to potential inconsistencies in the methods of calculation. EBITDA and Adjusted EBITDA should be reviewed in conjunction with the Company's financial statements filed with the SEC.

1Comp Sales include only the sales from clinics that have been open at least 13 full months and exclude any clinics that have closed.

Forward-Looking Statements

This press release contains statements about future events and expectations that constitute forward-looking statements. Forward-looking statements are based on our beliefs, assumptions and expectations of industry trends, our future financial and operating performance and our growth plans, taking into account the information currently available to us. These statements are not statements of historical fact. Forward-looking statements involve risks and uncertainties that may cause our actual results to differ materially from the expectations of future results we express or imply in any forward-looking statements and you should not place undue reliance on such statements. Factors that could contribute to these differences include, but are not limited to, our failure to develop or acquire corporate clinics as rapidly as we intend, our failure to profitably operate corporate clinics, and the factors described in "Risk Factors" in The Joint Corps.' Registration Statement on Form S-1. Words such as "anticipates", "believes", "continues", "estimates", "expects", "goal", "objectives", "intends", "may", "opportunity", "plans", "potential", "near-term", "long-term", "projections", "assumptions", "projects", "guidance", "forecasts", "outlook", "target", "trends", "should", "could", "would", "will" and similar expressions are intended to identify such forward-looking statements. We qualify any forward-looking statements entirely by these cautionary factors. We assume no obligation to update or revise any forward-looking statements for any reason, or to update the reasons actual results could differ materially from those anticipated in these forward-looking statements, even if new information becomes available in the future. Comparisons of results for current and any prior periods are not intended to express any future trends or indications of future performance, unless expressed as such, and should only be viewed as historical data.

About The Joint Corp.

Based in Scottsdale, Ariz., The Joint Chiropractic is reinventing chiropractic care by making quality alternative healthcare affordable for patients seeking pain relief and ongoing wellness. Our membership plans and packages eliminate the need for insurance, and our no-appointment policy, convenient hours and locations make care more accessible. The Joint performs more than two million spinal adjustments a year across 260+ clinics nationwide. For more information, visit www.thejoint.com, follow us on Twitter @thejointchiro and find us on Facebook, YouTube and LinkedIn.

THE JOINT CORP. AND SUBSIDIARY
CONSOLIDATED BALANCE SHEETS

	June 30,	December 31,
	2015	2014
ASSETS	(unaudited)
Current assets:
Cash and cash equivalents	$ 12,579,991	$ 20,796,783
Restricted cash	281,968	224,576
Accounts receivable, net	458,914	704,905
Income taxes receivable	292,730	395,814
Note receivable - current portion	17,768	27,528
Deferred franchise costs - current portion	597,970	622,800
Deferred tax asset - current portion	208,800	208,800
Prepaid expenses and other current assets	97,195	375,925
Total current assets	14,535,336	23,357,131
Property and equipment, net	2,691,042	1,134,452
Note receivable, net of current portion and reserve	27,942	31,741
Deferred franchise costs, net of current portion	1,894,930	2,574,450
Intangible assets, net	2,021,136	153,000
Goodwill	2,747,668	636,104
Deposits and other assets	118,073	585,150
Total assets	$ 24,036,127	$ 28,472,028

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable and accrued expenses	$ 1,452,076	$ 1,271,405
Co-op funds liability	281,857	186,604
Payroll liabilities	874,825	617,944
Notes payable - current portion	479,400	--
Deferred rent - current portion	98,053	93,398
Deferred revenue - current portion	2,080,787	1,957,500
Other current liabilities	48,691	50,735
Total current liabilities	5,315,689	4,177,586
Notes payable, net of current portion	140,000	--
Deferred rent, net of current portion	410,755	451,766
Deferred revenue, net of current portion	5,734,709	7,915,918
Other liabilities	277,715	299,405
Total liabilities	11,878,868	12,844,675
Commitments and contingencies
Stockholders' equity:
Series A preferred stock, $0.001 par value; 50,000 shares authorized, 0 issued and outstanding, as of June 30, 2015, and December 31, 2014	--	--
Common stock, $0.001 par value; 20,000,000 shares authorized, 10,333,534 shares issued and 9,799,534 shares outstanding as of June 30, 2015 and 10,196,502 shares issued and 9,662,502 outstanding as of December 31, 2014	10,333	10,197
Additional paid-in capital	21,710,338	21,420,975
Treasury stock (534,000 shares as of June 30, 2015 and December 31, 2014, at cost)	(791,638)	(791,638)
Accumulated deficit	(8,771,774)	(5,012,181)
Total stockholders' equity	12,157,259	15,627,353
Total liabilities and stockholders' equity	$ 24,036,127	$ 28,472,028

THE JOINT CORP. AND SUBSIDIARY
CONSOLIDATED STATEMENTS OF OPERATIONS

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2015	2014	2015	2014
Revenues:
Royalty fees	$ 1,098,190	$ 753,265	$ 2,113,704	$ 1,361,591
Franchise fees	876,259	570,500	1,224,259	1,034,500
Revenues and management fees from company clinics	783,016	--	1,170,469	--
Advertising fund revenue	339,462	29,376	624,978	116,110
IT related income and software fees	197,214	211,200	401,189	410,825
Regional developer fees	50,750	116,000	268,250	224,750
Other revenues	81,855	51,494	131,796	96,895
Total revenues	3,426,746	1,731,835	5,934,645	3,244,671
Cost of revenues:
Franchise cost of revenues	743,592	490,298	1,251,158	949,074
IT cost of revenues	48,226	63,915	85,921	135,663
Total cost of revenues	791,818	554,213	1,337,079	1,084,737
Selling and marketing expenses	790,001	253,612	1,757,024	399,778
Depreciation and amortization	278,502	48,819	401,098	88,885
General and administrative expenses	3,412,484	1,084,346	6,200,726	2,050,640
Total selling, general and administrative expenses	4,480,987	1,386,777	8,358,848	2,539,303

Loss from operations	(1,846,059)	(209,155)	(3,761,282)	(379,369)

Other income (expense), net	(9,811)	(3,800)	1,689	(3,800)
Loss before income tax benefit	(1,855,870)	(212,955)	(3,759,593)	(383,169)
Income tax benefit	--	79,206	--	121,523
Net loss and comprehensive loss	$ (1,855,870)	$ (133,749)	$(3,759,593)	$ (261,646)

Loss per share:
Basic and diluted loss per share	$ (0.19)	$ (0.03)	$ (0.39)	$ (0.05)

Weighted average shares	9,768,230	4,819,902	9,734,115	4,815,754

Non-GAAP Financial Data:
Net loss	(1,855,870)	(133,749)	(3,759,593)	(261,646)
Interest expense	3,289	--	3,817	--
Depreciation and amortization expense	278,502	48,819	401,098	88,885
Tax expense (benefit) penalties and interest	--	(79,206)	--	(121,523)
EBITDA	$ (1,574,079)	$ (164,136)	$(3,354,678)	$ (294,284)
Stock compensation	157,212	12,322	289,499	27,922
Acquisition related expenses	136,544	--	279,253	--
Adjusted EBITDA	$ (1,280,323)	$ (151,814)	$(2,785,926)	$ (266,362)

THE JOINT CORP. AND SUBSIDIARY
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

	Six Months Ended
	June 30,
	2015	2014
	(unaudited)	(unaudited)

Net loss	$ (3,759,593)	$ (261,646)
Adjustments to reconcile net loss to net cash	180,692	20,219
Changes in operating assets and liabilities	1,035,333	515,245
Net cash (used in) provided by operating activities	(2,543,568)	273,818
Net cash used in investing activities	(5,648,224)	(529,902)
Net cash used in financing activities	(25,000)	--
Net decrease in cash	$ (8,216,792)	$ (256,084)
CONTACT: Investor Contact:
         Peter Vozzo
         peter.vozzo@westwicke.com
         443-213-0505

         Media Contact:
         Marcia Rhodes
         mrhodes@acmarketingpr.com
         480-664-8412, ext. 15